PRESS RELEASE

                                  INTELLIGROUP
                                 [COMPANY LOGO]


CONTACT:

Christian Misvaer - General Counsel         (732) 590-1600

          INTELLIGROUP BEGINS TRANSITION TO NEW CHIEF FINANCIAL OFFICER

Edison, NJ (November 24, 2003): Intelligroup, Inc. (Nasdaq: ITIG), a strategic outsourcing partner to the world's largest companies, today announced that it has commenced an executive search for a new Chief Financial Officer and has begun the process of transitioning in this regard. The Company's current Chief Financial Officer, Nicholas Visco, has decided to leave the company to pursue other opportunities. The Company has appointed Ed Carr, its current Director of Finance, as Acting Chief Financial Officer pending the conclusion of the executive search.

"Over the past five years, Nick Visco has made many contributions to Intelligroup", commented Arjun Valluri, Intelligroup's Chief Executive Officer. "Nick helped bring us through some challenging times. We thank him for his service and appreciate his commitment during our period of transition".

ABOUT INTELLIGROUP
Intelligroup, Inc. (http://www.intelligroup.com) is a strategic outsourcing partner to the world's largest companies. Intelligroup develops, implements and supports information technology solutions for global corporations and public sector organizations. The Company's onsite/offshore delivery model has enabled hundreds of customers to accelerate results and significantly reduce costs. With extensive expertise in industry-specific enterprise solutions, Intelligroup has earned a reputation for consistently exceeding client expectations.

SAFE HARBOR STATEMENT
Certain statements contained herein, including statements regarding the development of services and markets and future demand for services and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby.

Factors that could cause actual results to differ materially include, but are not limited to, transition associated with the departure of key executives, the ability to attract and retain new


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executives, variability of quarterly operating results, continued uncertainty of the IT market and revenues derived from application management business, uncertainty in revenues for traditional professional services offerings, loss of one or more significant customers, reliance on large projects, concentration of revenue, unanticipated costs associated with continued litigation, ability to attract and retain professional staff, dependence on key personnel, ability to
manage  growth  effectively,   risks  associated  with  acquisitions   including
integration  risks,  risks  associated  with  strategic  partnerships,   various
project-associated risks, including termination with short notice, substantial competition, general economic conditions, risks associated with intellectual property rights, risks associated with international operations and other risk factors listed from time to time in Intelligroup's filings and reports with the Securities and Exchange Commission.

Intelligroup and the Intelligroup logo are registered trademarks and 'Creating the Intelligent Enterprise', 4Sight, 4Sight Plus, ASPPlus, myADVISOR, ASPPlus Power Upgrade Services and Uptimizer are service marks of Intelligroup in the U.S. and other countries. All other trademarks and company names mentioned are the property of their respective owners.